Exhibit 4.3

Amendment to

Collaboration, Development and License Agreement

THIS AMENDMENT TO COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT (the “Amendment”) is made and entered into as of February 26, 2018 by and among Tesaro, Inc., a Delaware corporation (“Tesaro Inc.”), Tesaro Development Ltd., a Bermuda corporation (“TSRO Ltd.” and together with Tesaro Inc., “Tesaro”), and Zai Lab (Shanghai) Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Zai” and together with Tesaro, the “Parties”).

WHEREAS, the Parties have previously entered into that certain Collaboration, Development and License Agreement dated as of September 28, 2016 (the “Existing Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Existing Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1.Co-Marketing Right.  Section 2.8 of the Existing Agreement is hereby amended by replacing such section with the following section”

“2.8Reserved.”

2.Effect of Amendment.  This Amendment shall be effective as of the Effective Date (as defined in the Existing Agreement).  Except as specifically amended by this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

3.Governing Law.  This Amendment shall be governed by and construed exclusively in accordance with the laws of the State of New York, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of New York to the rights and duties of the parties hereto.

4.Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Amendment, or the interpretation, breach, termination, validity or invalidity thereof, shall be resolved in accordance with the procedures set forth in Section 14 of the Existing Agreement.

5.Counterparts.  This Amendment may be executed by means of electronic signature (by PDF or facsimile) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized officers.

ZAI LAB (SHANGHAI) CO., LTD.

By:	/s/ Ying Du
Ying (Samantha) Du
Chairperson and CEO

CHOP:

TESARO, INC.

By:	/s/ Leon O. Moulder Jr.
Leon O. Moulder, Jr.
CEO

TESARO DEVELOPMENT LTD.

By:	/s/ Joseph Farmer
Joseph Farmer
Director